EXHIBIT 1A(5)(b)

                                 SPECIMEN POLICY

[logo] PHOENIX       Executive Offices:                Statutory Home Office:
                     One American Row                  10 Krey Boulevard
                     Hartford, CT  06102-5056          East Greenbush, NY 12144
-------------------------------------------------------------------------------
                 INSURED : John Doe           35 - Male  : ISSUE AGE AND SEX
           POLICY NUMBER : 2 000 000       June 1, 2000  : POLICY DATE
             FACE AMOUNT : $136,113

               Dear Policyowner:

               We agree to pay the benefits of this policy in accordance with its provisions. For service or information on this policy, contact the agent who sold the policy, any of Our agency offices, or at the following address:

                           Phoenix Home Life Mutual Insurance Company
                           Variable Products Mail Operations
                           P.O. Box 8027
                           Boston, MA  02266-8027

                           Telephone (800) 447-4312

               RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to You. The policy may be cancelled by returning the policy to Us at the above address before the later of:

               1.  10 days after the policy is delivered to You; or
               2. 10 days after a Notice of Right to Cancel is delivered to You; or
               3.  45 days after of the application is signed;

               for a refund of:

               1.  the Policy Value less debt, if any; plus
               2. any monthly deductions, partial surrender fees and other charges made under the policy.

               The Policy Value and debt will be determined as of the nearest Valuation Date coincident with or following the date We receive the returned policy at the above address.

               Signed for Phoenix Home Life Mutual Insurance Company at its Executive Offices in Hartford, Connecticut.

                                      Sincerely yours,

                         PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                   /S/ John H. Beers               /S/ Robert W. Fiondella
                   Secretary                       Chief Executive Officer
                                     Registrar

                      Modified Single Premium Variable Life Insurance Policy

               The death benefit and other values provided under this policy are based on the rates of interest credited on any amounts allocated to the Guaranteed Interest Account and the investment experience of the Subaccounts within Our Separate Account to which Your premiums are allocated. Thus, the death benefit and other values may increase or decrease in amount or duration. See Part 7 for a description of how the death benefit is determined.

V610

                                  SCHEDULE PAGE

INSURED:  John Doe                                    Policy Number:   2 000 000

                          Eligible for Annual Dividends
V610

                                 SCHEDULE PAGE
INSURED:  John Doe                                    Policy Number:   2 000 000

                                BASIC INFORMATION

          INSURED :  [John Doe]                [35 - MALE]   : ISSUE AGE AND SEX

    POLICY NUMBER :  [2 000 000]            [June 1, 2000]   : POLICY DATE

      FACE AMOUNT :  [$136,113]


OWNER AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

BENEFICIARY AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

                                    PREMIUMS

SINGLE PREMIUM:[$25,000.00]



                   SUBACCOUNT AND GUARANTEED INTEREST ACCOUNT
                     ALLOCATION SCHEDULE ON THE POLICY DATE

          SUBACCOUNT              PREMIUMS           DEDUCTIONS*
          ----------              --------           ----------
          Money Market             [50%]             Proportionate

          Strategic Theme          [50%]             Proportionate


* See Part 1 for definition of Proportionate. Subaccounts and the Guaranteed Interest Account not marked "Proportionate" will be charged with a portion of the monthly deduction only if the Subaccounts and Guaranteed Interest Account marked `Proportionate" are not sufficient to make the full monthly deduction.

V610                                                                Page 1 of 5

                                  SCHEDULE PAGE

INSURED:  John Doe                                    Policy Number:   2 000 000

                                 SUBACCOUNT FEES

MAXIMUM DAILY TAX FEE:           [0] or such greater amount as may be assessed
                                 as a result of a change in tax laws.

                                 POLICY CHARGES

MAXIMUM MONTHLY MORTALITY AND    0.0667%   of unloaned Policy Value (Annual
EXPENSE RISK FEE:                          Rate of 0.80%) for Policy Years 1-10.
                                 0.0417%   (Annual Rate of 0.50%) thereafter

MAXIMUM MONTHLY TAX CHARGE:      0.0333%   of Policy Value (Annual Rate of
                                           0.40%) for Policy Years 1-10.
                                 0.00%     0.00% thereafter

MAXIMUM MONTHLY                  0.025%    of unloaned Policy Value (Annual Rate
ADMINISTRATIVE CHARGE:                     0.30%), or if greater $5.

                                           This rate will reduce to 0.0125%
                                           (Annual Rate of 0.15%) if the
                                           unloaned Policy Value is greater than
                                           $100,000.

MAXIMUM MONTHLY COST OF                    This charge will not exceed the rate
INSURANCE CHARGE:                          for the Insured's attained age as
                                           given in the Table of Guaranteed
                                           Maximum Cost of Insurance Rates in
                                           these Schedule Pages multiplied by
                                           the excess of death benefit over the
                                           Policy Value (See the Monthly
                                           Deduction section in Part 4)

MAXIMUM TRANSFER CHARGE:                   $10. Currently, there is no charge
                                           for transfers. However, we reserve
                                           the right to impose a Transfer Charge
                                           after the first two transfers made in
                                           each Policy Year, upon prior Written
                                           Notice to the Owner. In no event,
                                           however, will such Transfer Charge
                                           exceed $10 per transaction.

                                   OTHER RATES

GUARANTEED INTEREST ACCOUNT                Minimum Rate 3.00%
(GIA):
LOAN ACCOUNT CREDITED RATE :               [6.00%]

MAXIMUM LOAN INTEREST RATE:                [6.00%] for the first Policy Year,
                                           [8.00%] for all policy years
                                                   thereafter
MAXIMUM LOAN INTEREST RATE                 [6.00%]
FOR PREFERRED LOANS:

V610                                                                 Page 2 of 5

                             SURRENDER CHARGE TABLE

INSURED: John Doe                                        Policy Number 2 000 000

The surrender charge is determined by multiplying the amount withdrawn in excess of the Free Withdrawal Amount by the applicable surrender charge percentage in the Table below. (See Part 6 for a description of the Free Withdrawal Amount.)

        POLICY YEAR                       SURRENDER CHARGE PERCENTAGE
            1                                       9%
            2                                       8%
            3                                       7%
            4                                       6%
            5                                       5%
            6                                       4%
            7                                       3%
            8                                       2%
            9                                       1%
           10%                                      0%

The surrender charges will be limited to the maximum prescribed by state nonforfeiture laws for life insurance, if less.

V610                                                                Page 3 of 5

                                  SCHEDULE PAGE

INSURED:  John Doe                                    Policy Number:   2 000 000

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
              PER $1,000 OF NET AMOUNT AT RISK

   Attained       Monthly    Attained       Monthly     Attained      Monthly
     Age            Rate       Age           Rate         Age          Rate
   --------      -------    ---------      -------     ---------     -------

     35           0.2260       57           1.3583        79           9.8708

     36           0.2417       58           1.4771        81          10.7229

     37           0.2594       59           1.6063        82          11.6760

     38           0.2792       60           1.7500        83          12.7510

     39           0.3021       61           1.9125        84          13.9417

     40           0.3281       62           2.0958        95          15.2208

     41           0.3563       63           2.3010        96          16.5604

     42           0.3865       64           2.5281        97          17,9385

     43           0.4198       65           2.7729        98          19.3469

     44           0.4552       66           3.0344        99          20.7844

     45           0.4927       67           3.3115        90          22.2594

     46           0.5333       68           3.6094        91          23.7948

     47           0.5760       69           3.9385        97          25.4281

     48           0.6219       70           4.3094        93          27.2323

     49           0.6729       71           4.7323        94          29.3885

     50           0.7292       72           5.2167        95          32.2885

     51           0.7948       73           5.7646        96          36.6521

     52           0.8677       74           6.3646        97          43.8531

     53           0.9510       75           7.0052        98          56.3542

     54           1.0427       76           7.6771        99          77.6198

     55           1.1417       77           8.3719        100         83.3333

     56           1.2469       78           9.0958

   DO NOT EXCEED:

     Cost of Insurance Rates are based on 125% of 1980 Commissioner's Standard Ordinary Table, Age Last Birthday (Male).

V610                                                                Page 4 of 5

                                 SCHEDULE PAGE

INSURED: John Doe                                       Policy Number 2 000 000

ISSUE DATE             FACE AMOUNT             RISK CLASSIFICATION
----------             -----------             -------------------
[June 1, 2000]         [$136,113]               [Male Advantage]


                            RIDERS AND RIDER BENEFITS
                            -------------------------

                                     Rider       Face       Expiry    Monthly
Rider Description                    Date        Amount      Age      Charge
-----------------                    -----       ------     ------    -------

VR38 --
  Guaranteed Death Benefit Rider   June 1, 2000  $136,113     80        0

V610                                                                Page 5 of 5

                                TABLE OF CONTENTS

Part                                                      Page
-----------------------------------------------------------------

Schedule Pages
Table of Contents

1. Definitions...............................................1

2. About the Policy..........................................3
      Effective Date of Insurance............................3
      Entire Contract........................................3
      Dividends..............................................3
      Contestability.........................................3
      Suicide................................................3
      Misstatement of Age or Sex.............................4
      Assignments............................................4
      Annual Reports.........................................4
      Transaction Rules......................................4

3. Rights of Owner...........................................5
      Who Is the Owner.......................................5
      What Are the Rights of the Owner.......................5
      How to Change the Owner................................5

4. Premiums..................................................6
      Single Premium.........................................6
      Premium Flexibility....................................6
      Total Premium Limit....................................6
      Premium Allocation.....................................7
      Grace Period and Lapse.................................7
      Policy Value...........................................7
      Monthly Deduction......................................7

5. The Accounts..............................................9
      Guaranteed Interest Account (GIA)......................9
      Loan Account...........................................9
      Separate Account.......................................9
      Additional Subaccounts................................10
      Substitution of Subaccounts...........................10
      Voting Rights.........................................10
      Share of Separate Account
        Subaccount Values...................................10
      Unit Value............................................11
      Net Investment Factor.................................11

6. Lifetime Benefits........................................12
      Transfers.............................................12
      Loans.................................................12
      Preferred Loans.......................................13
      Debt and Repayment of Debt............................13
      Loan Interest.........................................13
      Surrender Charge......................................14
      Full Surrender........................................14
      Partial Surrender.....................................14
      Free Withdrawal Amount................................15

7. Death Benefits...........................................16
      Death Benefit.........................................16
      Minimum Death Benefit.................................16
      Death Benefit Following Insured's Age 100.............16
      Death Proceeds........................................17
      Interest on Death Proceeds............................17
      The Beneficiary.......................................17
      How to Change the Beneficiary.........................17

8. Payment Options..........................................18
      Who May Elect Payment Options.........................18
      How to Elect a Payment Option.........................18
      Calculation of Fixed Annuity Payments.................18
      Annuity Unit..........................................19
      Calculation of Variable Annuity Payments..............19
      FIXED ANNUITY PAYMENT OPTIONS.........................19
      OPTION A--Life Annuity with Specified
        Period Certain......................................19
      OPTION B--Non-Refund Life Annuity.....................19
      OPTION C--Left To Earn Interest.......................19
      OPTION D--Joint and Survivorship
        Life Annuity........................................19
      OPTION E--Installment Refund Life Annuity.............20
      OPTION F--Joint and Survivorship Life
        Annuity with 10-Year Period Certain.................20
      OPTION G--Payments for a Specified
        Period..............................................20
      OPTION H--Payments of a Specified
        Amount..............................................20
      VARIABLE ANNUITY PAYMENT OPTIONS......................20
      OPTION I--Variable Life Annuity with 10-Year
        Period Certain......................................20
      OPTION J--Joint Survivorship Variable Life
        Annuity with 10-Year Period Certain.................20
      OPTION K--Variable Annuity for
        Specified Period....................................20
      OPTION L--Variable Life Expectancy
        Annuity.............................................21
      OPTION M--Unit Refund Variable Life
        Annuity.............................................21
      OPTION N--Variable Non-Refund Life
        Annuity.............................................21
      Other Options.........................................21

9. TABLES OF PAYMENT OPTION AMOUNTS......................22-25

V610

                              PART 1: DEFINITIONS

ATTAINED AGE            Age of the insured on the birthday prior to the last
                        Policy Anniversary.

CASH SURRENDER VALUE    The policy value less any applicable surrender charges
                        and outstanding debt.

DEBT                    Unpaid loans against this policy plus accrued interest.

GENERAL ACCOUNT         The general asset account of Phoenix.

GIA The Guaranteed Interest Account to which payment amounts are allocated and guaranteed to earn a fixed rate of interest.

IN FORCE                Benefits under the policy have not yet ended.

IN WRITING              In a written form satisfactory to Us and filed at
(WRITTEN REQUEST)       Phoenix VPMO.

LOAN ACCOUNT            An account within Our General Account to which policy
                        loan amounts are allocated to provide collateral for such loans. (See Part 5.)

MONTHLY CALCULATION     The first Monthly Calculation Day of a policy is the
DAY                     same day as its Policy Date as shown on the Schedule
                        Page. Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly Calculation Day.

PAYMENT DATE            The Valuation Date on which a premium payment or loan
                        repayment is received at VPMO unless it is received after the close of the New York Stock Exchange in which case it will be the next Valuation Date.

PENALTY FREE EARNINGS   The Penalty Free Earnings portion of the Policy Value
                        that exceeds the Single Premium paid less the sum of all prior withdrawals of the Single Premium (including any surrender charges thereon) that have been subject to the surrender charge.

POLICY ANNIVERSARY      The anniversary of the Policy Date.

POLICY DATE             The Policy Date as shown on the Schedule Page. It is the
                        date from which Policy Years and Policy Anniversaries are measured.

POLICY MONTH            The period from one Monthly Calculation Day up to, but
                        not including, the next Monthly Calculation Day.

POLICY VALUE            The Policy Value as defined in Part 4.

V610                                   1

POLICY YEAR             The first Policy Year is the one-year period from the
                        Policy Date to, but not including, the first Policy
                        Anniversary. Each succeeding Policy Year is the one-year period from the period from the Policy Anniversary to, but not including, the next Policy Anniversary.

PROPORTIONATE           Amounts are allocated to the VUL Account Subaccounts and
                        to the GIA on a proportionate basis such that the ratios of this policy's Subaccount and GIA values to each other are the same before and after the allocation.

SUBACCOUNTS             The accounts within the VUL Account to which non-loaned
                        assets under the policy are allocated as described in
                        Part 5.

UNIT A standard of measurement, as described in Part 4, used to determine the share of this policy in the value of each Subaccount of the Separate Account.

VALUATION DATE          Every day the New York Stock Exchange is open for
                        trading.

VALUATION PERIOD        The period in days from the end of one Valuation Date
                        through the next Valuation Date.

VPMO Variable Products Mail Operations division. The address is shown on the cover page of this policy.

VUL ACCOUNT             Phoenix Home Life Mutual Variable Universal Life
                        Account, a separate account of the Phoenix.

WE (OUR,US)            Phoenix Home Life Mutual Insurance Company (Phoenix).

YOU (YOUR)              The owner of this policy.

V610                               2

                            PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF       This policy will begin In Force on the Policy Date,
INSURANCE               provided the issue premium is paid while the insured is
                        alive.

ENTIRE CONTRACT         This policy and the written application of the
                        policyholder, a copy of which is attached to and made a part of the policy, are the entire contract between You and Us. Any change in the provisions of the contract, to be in effect, must be signed by one of Our executive officers and countersigned by Our registrar or one of Our executive officers. This policy is issued by Us at Our Home Office in Hartford, Connecticut. Any benefits payable under this policy are payable at Our VPMO.

DIVIDENDS               While this policy is In Force it will share in our
                        divisible surplus to the extent that we may provide. We will annually determine the share to be apportioned to this policy, if any, and will credit it no later than the end of the Policy Year for which it was determined.
                        You may elect that the dividend be paid to you in cash or applied under any other method mutually agreed to by You and Us. We do not expect any dividends to be apportioned to this policy.

CONTESTABILITY          We rely on all statements made by or for the insured in
                        the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and the application, must be attached to this policy when issued or made a part of this policy when a change is made.

                        We cannot contest the validity of the face amount of this policy after it has been In Force during the insured's lifetime for two years from its Policy Date. If We contest the policy, it will be based on the application for this policy.

                        If We contest the validity of this policy, the amount of death benefit will be limited to the return of any paid premium for this policy, or, if higher the Policy Value plus the sum of any monthly deductions made under this policy minus and Debt owed Us under this policy.

SUICIDE If within two years from the Policy Date the insured dies by suicide, while sane or insane, and while this policy is In Force, the amount of death benefit will be limited to the Policy Value adjusted as follows:

                         a. We will add any monthly deductions made under this
                            policy;

                         b. We will subtract any Debt owed Us under this policy.

V610                                   3

MISSTATEMENT OF         If the age or sex of the insured has been misstated, the
AGE OR SEX              Face Amount will equal the amount the single premium
                        would have purchased at the correct age and sex.

ASSIGNMENTS             Except as otherwise provided herein, any or all of the
                        rights in this policy may be assigned. We will not be considered to have notice of any assignment until We receive the original or copy of the assignment In
                        Writing. We are not responsible for the validity of any assignment.

ANNUAL REPORTS          Each year We will send You a report for this policy
                        showing:
                        a. the then current Policy Value, cash surrender value,
                           death benefit and face amount;

                        b. the premiums paid, and deductions and partial
                           surrenders made since the last report;

                        c. any outstanding Debt;

                        d. an accounting of the change in Policy Value since the
                           last report; and

                        e. such additional information as required by applicable
                           law or regulation.


TRANSACTION RULES       Requests for transactions involving Subaccounts will
                        usually be processed within 7 days after We receive the Written Request. However, We may, at Our discretion, postpone the payment of any death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers:

                        a. For up to six months from the date of request, for
                           any transactions dependent upon the value of the GIA; or

                        b. Otherwise, for any period during which the New York
                           Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.

V610                                     4

                             PART 3: RIGHTS OF OWNER

WHO IS THE OWNER        The Owner has all the rights under this policy and is
                        named in the application unless later changed and endorsed on this policy.

WHAT ARE THE RIGHTS     You control this policy during the insured's lifetime
OF THE OWNER            but not until this policy begins In Force. Unless You
                        and We agree otherwise, You may exercise all rights provided under this policy without the consent of anyone else. These rights include the right to:

                        a. Receive any amounts payable under this policy during
                           the insured's lifetime.

                        b. Change the owner or the interest of any owner.

                        c. Change the Subaccount and GIA allocation schedule for
                           premium payments and monthly deductions. See Part 4.

                        d. Transfer amounts between and among Subaccounts and
                           the GIA. See Part 6.

                        e. Obtain policy loans. See Part 6.

                        f. Obtain a partial surrender. See Part 6.

                        g. Surrender this policy for its Cash Surrender Value.
                           See Part 6.

                        h. Select a payment option for any Cash Surrender Value
                           that becomes payable. See Part 6.

                        i. Change the beneficiary of the death benefit. See
                           Part 7.

                        j. Assign, release or surrender any interest in the
                           policy.

                        You may exercise these rights only while the insured is alive. Exercise of any of these rights will, to the extent thereof, assign, release or surrender the interest of the insured and all other beneficiaries and owners under this policy.

HOW TO CHANGE           You may change the owner by Written Request.
THE OWNER

V610                                    5

                                PART 4: PREMIUMS

SINGLE PREMIUMS         The insured must be alive when the issue premium is
                        paid. Premiums other than the issue single premium may be paid at any time while this policy is In Force, but will be limited by the limits described in the Total
                        Premium Limit section below.

PREMIUM FLEXIBILITY     The single premium as shown on the Schedule Page is due
                        on the Policy Date. There is a limited ability to pay additional premium payments. Additional premium payments may be made as long as the total premium limit described in the next section is not exceeded, or if needed to prevent lapse of the policy. We reserve the right to require satisfactory evidence of insurability before accepting any additional premium payment which would increase the death benefit more than it would increase the Policy Value..

TOTAL PREMIUM LIMIT     We will refund any portion of any premium payment which
                        We determine to be in excess of the total premium limit established by law to qualify your Policy as a contract for life insurance.

                        The total premium limit is applied to the sum of all premiums received by Us for this policy to date, reduced by the sum of all partial surrender amounts paid by Us to date. If the total premium limit is exceeded, We will pay You the excess, with interest at an annual rate of not less than 3%, not later than 60 days after the end of the Policy Year in which the limit was exceeded. The Policy Value will be adjusted to reflect such refund. The amount to be taken from the Subaccounts and GIA will be allocated in the same manner as provided for monthly deductions unless You request another allocation in writing.

                        The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision.

                        The total premium limit may change due to:

                        a. a partial surrender;

                        b. addition, cancellation or change of a rider; or

                        c. a change in federal tax laws or regulations.

                        All premiums are payable at VPMO, except that the issue premium may be paid to an authorized agent of Ours for forwarding to Us. No benefit associated with any premium shall be provided until it is actually received by Us at VPMO.

V610                                   6

PREMIUM ALLOCATION      The premiums will be applied on the Payment Date to the
                        various Subaccounts and the GIA based on the premium allocation schedule elected in the application for this policy or as later changed by You. You may change Your allocation schedule for premium payments by Written
                        Request. Allocations to each Subaccount and to the GIA must be expressed in whole percentages unless We agree otherwise.

                        The number of units credited to each Subaccount of the Separate Account will be determined by dividing the premium applied to that Subaccount by the unit value of that Subaccount on the Payment Date.

GRACE PERIOD AND LAPSE  If, on any Monthly Calculation Day, the required monthly deduction exceeds the Cash Surrender Value, a grace period of 61 days will be allowed for the payment of an amount equal to at least three times the required monthly deduction. This policy will continue In Force during any such grace period. We will mail a written notice to You and any assigns at the post office addresses last known to Us as to the amount of premium required. If such premium is not paid to Us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since We mailed Our written notice to You. The "date of lapse" will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

POLICY VALUE            The Policy Value is the sum of this policy's share in
                        the value of each Subaccount of the Separate Account, plus the value of this policy's Guaranteed Interest and Loan Accounts. See Part 5 for an explanation as to how this policy's share in the value of each Subaccount of the Separate Account is determined and for a description of the GIA and Loan Account.

MONTHLY DEDUCTION       A deduction is made each Monthly Calculation Day from
                        the Cash Surrender Value to pay:

                        a. the monthly administrative charge. This charge will
                           not exceed the Maximum Monthly Administrative Charge shown in the Schedule Pages.

                        b. the monthly mortality and expense risk charge. This
                           charge will not exceed the Maximum Monthly Mortality and Expense Risk Charge shown in the Schedule Pages.

                        c. the monthly tax charge. This charge will not exceed
                           the Maximum Monthly Tax Charge shown in the Schedule pages.

                        d. the cost of any rider benefits provided.

                        e. the cost of insurance provided under this policy.

V610                                  7

                        The cost of insurance charge on each Monthly Calculation Day will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance charge will never exceed the maximum cost of insurance charge. The maximum cost of insurance charge is equal to the maximum cost of insurance rate for the current Policy Month multiplied by the result of:

                        a. the death benefit on the Monthly Calculation Day;
                           minus

                        b. the Policy Value on the Monthly Calculation Day.

                        The maximum cost of insurance rate for the current Policy Month is based on the insured's attained age and risk classification. This rate is obtained from the Table of Guaranteed Maximum Monthly Cost of Insurance Rates on the Schedule Page for the risk classification shown. Any change We may make in the current cost of insurance charge will be uniform by class and based on Our future mortality, expense, lapse and Separate Account investment return expectations. The current cost of insurance charge for an insured will not be affected by a change in the insured's health or occupation.

                        If the Monthly Calculation Day is not a Valuation Date, the monthly deduction for that Policy Month will be made on the next Valuation Date.

                        You may request in the application for this policy that monthly deductions not be taken from certain specified Subaccounts. Such a request may later be changed by notifying Us In Writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining Subaccounts and GIA, on a proportionate basis. In the event this policy's share in the value of such Subaccounts and GIA is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other Subaccounts and GIA. The number of units deducted from each Subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such Subaccount by the unit value of that Subaccount on the Monthly Calculation Day.

V610                                   8

                              PART 5: THE ACCOUNTS

                        Assets under this policy may be allocated either to the GIA or to any of the Subaccounts of the Account.

GUARANTEED INTEREST     The Guaranteed Interest Account (GIA) is not part of the
ACCOUNT (GIA)           Separate Account. It is accounted for as part of Our
                        General Account. We reserve the right to limit cumulative premium payments to the GIA during any one-week period to not more than $250,000. We will credit interest daily on any amounts held under the GIA at such rates as We shall determine but in no event will the effective annual rate of interest be less than 3%.
                        On the last working day of each calendar week, We will set the interest rate that will apply to any premium made to the GIA during the following calendar week. That rate will remain in effect for such premiums for an initial guaranteed period of one full year. Upon expiry of the initial one-year guarantee period, and for any premiums whose guarantee has just ended, the new rate shall be the same rate that applies to new premiums made during the calendar week in which the guarantee period expired. Such rate shall likewise remain in effect for a subsequent guarantee period of one full year.

                        All transfers, partial surrenders and deductions from the GIA will be assessed on a Last-In, First-Out basis based on the date the premium payment was initially made to the GIA. We reserve the right to add other Guaranteed Interest Accounts, subject where required, to approval by the insurance supervisory official of the state where this policy is delivered.

LOAN ACCOUNT            The Loan Account is an account within Our General
                        Account which holds Policy Value used to secure loans.
                        Such amounts will be credited interest at an effective annual fixed rate as shown on the Schedule Page. At the end of each Policy Year and at the time of any Debt repayment, interest credited to the Loan Account will be transferred to the GIA.

SEPARATE ACCOUNT        The VUL Account has been established by Us as a separate
                        account pursuant to New York law and is registered as a unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the VUL Account are credited to or charged against it without regard to Our other income, gains or losses. We own the VUL Account assets and they are kept separate from the assets of Our
                        General Account. VUL Account assets will be valued on each Valuation Date. The portion of the VUL Account equal to reserves and liabilities for policies supported by the VUL Account will not be charged with any liabilities arising out of Our other business.

V610                               9

                        The VUL Account has several Subaccounts available under this policy. We use the assets of the VUL Account to buy shares of the Fund identified according to Your allocation instructions. The Fund is registered under the 1940 Act as an open-end, diversified management investment company. The Fund has separate Portfolios that correspond to the Subaccounts of the VUL Account. Assets of each such Subaccount are invested in shares of the corresponding Fund Portfolio.

                        A Portfolio of the Fund might make a material change in its investment policy. If that occurs, You will be notified of the change. In addition, no change will be made in the investment policy of any of the Subaccounts of the VUL Account without approval of the appropriate insurance supervisory official of Our domiciliary state of New York. The approval process is on file with the insurance supervisory official of the state where the policy is delivered.

ADDITIONAL SUBACCOUNTS  We have the right to add Subaccounts of the VUL Account subject to approval by the Securities and Exchange Commission and, where required, other regulatory authority.

 SUBSTITUTION OF        If the shares of the Funds of this contract should no
 SUBACCOUNTS            longer be available for investment by the Separate
                        Account or if in Our judgment further investment in such Funds becomes inappropriate for use with this policy, We reserve the right to substitute Units of another
                        Subaccount for Units already purchased or to be purchased in the future by premium payments under this policy. Any such change will be subject to approval by the Securities Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is issued.

VOTING RIGHTS           Although We are the legal owner of the Fund shares, We
                        will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from You and the other owners of the policies. Any shares held by Us will be voted in the same proportion as voted by You and the other owners of the policies. However, We reserve the right to vote the shares of the Fund without direction from You if there is a change in the law which would permit this to be done.

SHARE OF SEPARATE       The share of this policy in the value of each Subaccount
ACCOUNT SUBACCOUNT      of the Separate Account on a Valuation Date is the unit
VALUES                  value of that Subaccount on that date multiplied by the
                        number of this policy's units in that Subaccount after all transactions for the Valuation Period ending on that day have been processed. For any day which does not fall on a Valuation Date, the share of this policy in the value of each Subaccount of the Separate Account is determined using the number of units on that day after all transactions for that day have been processed and the unit values on the next Valuation Date.

V610                                   10

 UNIT VALUE             The unit value of each Subaccount of the Separate
                        Account was set by Us on the first Valuation Date of each such Subaccount. The unit value of a Subaccount of the Separate Account on any other Valuation Date is determined by multiplying the unit value of that Subaccount on the just prior Valuation Date by the Net
                        Investment Factor for that Subaccount for the then current Valuation Period. The unit value of each Subaccount of the Separate Account on a day other than a Valuation Date is the unit value on the next Valuation
                        Date. The unit value of each Subaccount of the Separate
                        Account on a Valuation Date is determined at the end of that day.

NET INVESTMENT FACTOR   The Net Investment Factor for each Subaccount of the
                        Separate Account is determined by the investment performance of the assets held by the Subaccount during the Valuation Period. Each valuation will follow applicable law and accepted procedures. The net
                        Investment Factor is equal to item (d) below subtracted from the result of dividing the sum of items (a) and (b) by item (c) as defined below.

                        a. The value of the assets in the Subaccount on the
                           current Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current Valuation Period.

                        b. The amount of any dividend (or, if applicable, any
                           capital gain distribution) received by the Subaccount if the "ex-dividend" date for shares of the Fund occurs during the current Valuation Period.

                        c. The value of the assets in the Subaccount as of the
                           just prior Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses.

                        d. The daily charges, if any, for taxes and reserves for
                           taxes on investment income, and realized and unrealized capital gains as shown on the Schedule Page, multiplied by the number of days in the current Valuation Period.

V610                                   11

                            PART 6: LIFETIME BENEFITS

TRANSFERS               You may transfer all or a portion of the Contract Value
                        of this contract among one or more the Subaccounts and the GIA. Transfers may be made by telephone or Written
                        Request. You may make up to 12 transfers per Contract
                        Year from the Subaccounts and only one transfer per Contract Year from the GIA unless the Systematic
                        Transfer Program is elected.

                        Under the Systematic Transfer Program, funds may be transferred automatically among the Subaccounts on a monthly, quarterly, semiannual or annual basis. Unless We agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semiannually or $300 annually. Except as otherwise provided under the Systematic Transfer Program, the amount that may be transferred from the GIA at any one time cannot exceed the higher of $1,000 or 25% of the value of the GIA.

                        A Contract Owner must have an initial value of $2,000 in the GIA or the Subaccount that funds will be transferred from. Funds may be transferred from only one sending Subaccount or the GIA but may be allocated to multiple receiving Subaccounts. Under the Systematic Transfer Program, Contract Owners may transfer approximately equal amounts from the GIA over a minimum 18-month period.

                        The transfer charge is as shown on the Schedule Page. Any such charge will be deducted from the Subaccounts or GIA from which the amounts are to be transferred with each such Subaccount or GIA bearing a pro rata share of the transfer charge. The value of each Subaccount will be determined on the Valuation Date that coincides with the date of transfer.

LOANS While this policy is In Force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to Us as security. We need no other collateral. We reserve the right not to allow loans of less than $500.

                        The loan value is 90% of the Policy Value less any applicable surrender charge less any outstanding Debt.

                        The amount of the loan will be added to the Loan Account and subtracted from this policy's share of the Subaccounts and GIA based on the allocation You request at the time of the loan. The total reduction will equal the amount added to the Loan Account. Unless We agree otherwise, allocations to each Subaccount and to the GIA must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Subaccount and GIA will be determined in the same manner as provided for monthly deductions.

V610                               12

PREFERRED LOANS         A preferred loan is any loan that is carried over as
                        part of the single premium for this policy plus any loan, or portion of any loan taken after the Policy Date that does not exceed the Penalty Free Earnings of the policy. We will determine the amount of a loan that is Preferred on the date of any loan, and we will redetermine the total amount of Preferred Loans on each Policy Anniversary.

DEBT AND REPAYMENT      Debt under this policy is equal to the sum of all
OF DEBT                 outstanding loan balances plus accrued interest. Debt
                        may be repaid at any time during the lifetime of the insured while this policy is In Force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the Loan Account and will be transferred to the GIA to the extent that loaned amounts taken from such account have not previously been repaid.
                        Otherwise, such balance will be transferred among the Subaccounts You request upon repayment and, if no allocation request is made, We will use Your most recent premium allocation schedule on file with Us.

                        Any Debt repayment received by Us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the Debt. Such balance will also be applied as described to reduce the Loan Account.

                        While there is any outstanding Debt against this policy, any payments received by Us for this policy will be applied directly to reduce the Debt unless specified as a premium payment. Until the Debt is fully repaid, additional Debt repayments may be made at any time during the lifetime of the insured while this policy is In Force.

                        Failure to repay a policy loan or to pay loan interest will not terminate this policy, except as otherwise provided under the Grace Period and Lapse provision in Part 4. When the policy does not have sufficient remaining Cash Surrender Value to pay the monthly deduction the Grace Period and Lapse provision will apply.

LOAN INTEREST           Loans will bear interest at an effective annual rate
                        that does not exceed the Maximum Loan Interest Rate shown on the Schedule Page and will be compounded daily.
                        Preferred loans will bear interest at an effective annual rate that does not exceed the Maximum Loan
                        Interest Rate for Preferred Loans and will be compounded daily. Interest will accrue on a daily basis from the date of the loan and is included as

V610                                   13
                        part of the Debt under this policy. Loan interest will be due on each Policy Anniversary. If not paid when due, the outstanding accrued interest on that date will be added to the outstanding loan balance and to the Loan Account and subtracted from the Subaccounts and the GIA in accordance with Your most recent loan allocation request.

                        A loan will affect the death benefit and Cash Surrender Value of this policy.

SURRENDER CHARGE        The surrender charge for a full surrender of the policy
                        is equal to the applicable Surrender Charge Percentage as shown in the Surrender Charge Table of the Schedule
                        Pages multiplied by the Account Value less the Penalty
                        Free Earnings (see Part 1).

                        The surrender charge for a partial surrender
                        (withdrawal) of Cash Surrender Value is equal to the applicable Surrender Charge Percentage as shown in the Surrender Charge Table in the Schedule Pages multiplied by the portion of the amount surrendered that exceeds the Free Withdrawal Amount as described below.

                        The surrender charge will never exceed the maximum allowed under applicable state law.

FULL SURRENDER          You may fully surrender this policy for its Cash
                        Surrender Value by Written Request and returning this policy to Us along with a written release and surrender of all claims under this policy signed by You and any assigns. You may do this at any time during the lifetime of the insured while this policy is In Force. The written surrender must be in a form satisfactory to Us and must include such tax withholding information as We may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which We receive the returned policy and the written surrender. Upon full surrender, all insurance and any rider benefits provided under this policy will terminate.

PARTIAL SURRENDER       You may obtain a partial surrender or withdrawal by
                        requesting that a part of this policy's Cash Surrender
                        Value be paid to You. You may do this at any time during the lifetime of the insured while this policy is In
                        Force with a Written Request signed by You and any assigns. We reserve the right to require that this policy first be returned to Us before payment is made. A partial surrender will be effective on the date We receive the Written Request or, if required, the date We receive this policy if later. You may direct that We apply the surrender proceeds under any of the Payment
                        Options described in Part 8.

V610                                   14

                        A partial surrender will be denied if the resultant Cash Surrender Value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a Subaccount be surrendered and withdrawn if the share of this policy in the value of that Subaccount would, immediately after a partial surrender, be less than $500.

                        Upon a partial surrender, the Policy Value will be reduced by the sum of the following:

                        a. The partial surrender amount paid. This amount comes
                           from a reduction in this policy's share in the value of each Subaccount and GIA based on the allocation You request at the time of the partial surrender. If no allocation request is made, the assessment to each Subaccount and GIA will be made in the same manner as provided for monthly deductions.

                        b. The surrender charge as described above. The
                           assessment to each Subaccount and GIA will be made in the same manner as provided for the partial surrender amount paid.

                        The face amount of this policy will be reduced by the same ratio as the Policy Value is reduced. This ratio is equal to the reduction in Policy Value divided by the Policy Value just prior to the partial surrender.

FREE WITHDRAWAL AMOUNT  During each of the first nine Policy years while there is a surrender charge, you may withdraw a portion of your Cash Surrender Value free of any surrender charge.

                        The Free Withdrawal Amount applicable to Your first withdrawal in any Policy Year is equal to the greater of:

                        a. the Penalty Free Earnings of Your policy on the date
                           of withdrawal;

                        b. 10% of the Single Premium paid (exclusive of any loan
                           portion of the Single Premium).

                        Any portion of Your first withdrawal in any Policy Year that exceeds the Free Withdrawal Amount and subsequent withdrawals in that Policy Year will be subject to the Surrender Charge.

                        The total surrender charges that You pay in any Policy Year will not exceed the surrender charge for a full surrender of the policy in that Policy Year.

V610                                   15

                             PART 7: DEATH BENEFITS

DEATH BENEFIT           During all Policy Years until the Policy Anniversary
                        which follows the insured's 100th birthday, the death benefit is equal to:

                        a. the policy's face amount on the date of death; or

                        b. the minimum death benefit on the date of death as
                           defined below.

MINIMUM DEATH BENEFIT   The minimum death benefit is the Policy Value on the
                        date of death of the insured, multiplied by the applicable percentage from the table below.

Attained                       Attained                    Attained
  Age           Percent          Age         Percent         Age         Percent
--------        -------        --------      -------       --------      -------
  0-40            250%           54            157%           68          117%
   41             243            55            150            69          116
   42             236            56            146            70          115
   43             229            57            142            71          113
   44             222            58            138            72          111
   45             215            59            134            73          109
   46             209            60            130            74          107
   47             203            61            128          75-90         105
   48             197            62            126            91          104
   49             191            63            124            92          103
   50             185            64            122            93          102
   51             178            65            120            94          101
   52             171            66            119          95-100        100
   53             164            67            118

DEATH BENEFIT FOLLOWING After the Policy Anniversary which follows the insured's
INSURED'S AGE 100       100th birthday, the death benefit will equal the Policy
                        Value.

V610                                   16

DEATH PROCEEDS          Upon receipt In Writing of due proof that the insured
                        died while this policy is In Force, We will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of death, with the following adjustments:

                        a. We will deduct any Debt outstanding against this
                           policy.

                        b. We will deduct any monthly deductions to and
                           including the Policy Month of death not already made.

                        c. We will add any premiums received by Us after the
                           Monthly Calculation Day just prior to the date of death and on or before the date of death, if such premiums do not increase the death benefit.

INTEREST ON DEATH       We will pay interest on any death proceeds from the date
PROCEEDS                of the insured's death to the date of payment. The
                        amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Fixed Annuity Payment Option C.

THE BENEFICIARY         Unless another payment option is elected as described in
                        Part 8, any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the death of the insured as stated in the application for this policy or as later changed. Payments will be made successively in the following order:

                        a. Primary beneficiaries.

                        b. Contingent beneficiaries, if any, provided
                           beneficiary is living at the death of the insured.

                        c. You or Your executor or administrator, provided no
                           primary or contingent beneficiary is living at the death of the insured.

                        Unless otherwise stated, the relationship of a beneficiary is the relationship to the insured.

HOW TO CHANGE THE       You may change the beneficiary under this policy by
BENEFICIARY             Written Request. When We receive it, the change will
                        relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by Us before We received the Written Request.

V610                                   17

                             PART 8: PAYMENT OPTIONS

WHO MAY ELECT           The death benefit of this policy will be paid in one sum
PAYMENT OPTIONS         unless otherwise provided. As an alternative to payment
                        in one sum, any surrender or death benefit that becomes payable under the policy may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                        Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any assigns or an owner other than the insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this during the lifetime of the insured. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                        Unless We agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).

HOW TO ELECT A          The election of an income payment option must be by
PAYMENT OPTION          Written Request. Payments may be made on an annual,
                        semiannual, quarterly or monthly basis provided that each installment will at least equal $25. We also require that at least $1,000 be applied under any income option chosen.

CALCULATION OF          The guaranteed annuity payment rates under the following
FIXED ANNUITY           options will be based on the payee's age and sex, and
PAYMENTS                will be no less favorable than the following:

                        Under Options B, C, D, E and F rates are based on the a-49 Annuity Table projected to 1985 with Projection Scale B. We use an interest rate of 3-3/8% for 5- and 10-year certain periods under Option B, for the 10-year certain period under Option F, and for Option E; an interest rate of 3-1/4% for the 20-year certain period under Options B and F; an interest rate of 3-1/2% under Options C and D. Under Options G and H the guaranteed interest rate is 3%.

                        If Our rates in effect when the first payment is due are more favorable, We will use those rates.

V610                                   18

ANNUITY UNIT            A standard of measurement used to determine the amount
                        of each periodic payment made under the Variable Payment
                        Options I, J, K, M and N. The number of Annuity Units in each Subaccount with assets under the chosen option is equal to the portion of the first payment provided by that Subaccount divided by the Annuity Unit Value for that Subaccount on the first Payment Calculation Date.

CALCULATION OF          Under the following options, all payments after the
VARIABLE ANNUITY        first payment will vary with the investment experience
PAYMENTS                of the Subaccounts. Payments may be either higher or
                        lower than the first payment.

                        Under Options I, J, K, M and N, We determine the first payment by multiplying the amounts held under the selected option in each Subaccount by the applicable payment option rate. The first payment equals the total of such amounts determined for each Subaccount. We determine future payments under these options by multiplying the number of Annuity Units in each Subaccount by the Annuity Unit Value for each Subaccount on the payment date. The payment will equal the sum of the amounts provided by each Subaccount.

                        Under Options I, J, M and N, the applicable option rate used to determine the first payment amount will not be less favorable than the rate based on the 1983 Table A (1983 IAM) projected with Projection Scale G to the year 2040, and with continued projection thereafter, and on an interest rate of 4 1/2%. Under Option K, the rate will be based on the number of payments to be made during the specified period and on an interest rate of 4 1/2%.

FIXED ANNUITY
PAYMENT OPTIONS

OPTION A -              A fixed payout annuity payable monthly while the payee
LIFE ANNUITY WITH       is living or, if later, the end of the specified period
SPECIFIED PERIOD        certain. The period certain may be specified as 10 or 20
CERTAIN                 years. The period certain must be elected at the time
                        this option is elected.

OPTION B -              A fixed payout annuity payable monthly while the payee
NON-REFUND              is living and ending with the last Life payment due
LIFE ANNUITY            preceding the date of the payee's death.

OPTION C -              We pay interest during the payee's lifetime on the
LEFT TO EARN INTEREST   amount left with Us under this option as a principal
                        sum. We guarantee that at least one of the versions of this option will provide interest at a rate of at least
                        3% per year.

OPTION D -              A fixed payout annuity payable monthly while the payee
JOINT AND SURVIVORSHIP  and the designated joint payee are living, and
LIFE ANNUITY            continuing thereafter during the lifetime of the
                        survivor. The amount to be continued to the survivor is

V610                                   19

                        100% of the joint annuity payment, as specified at the time this option is elected. The designated joint payee must be designated at the time this option is elected and must have an adjusted age of at least 40.

OPTION E -              A fixed payout annuity payable monthly while the payee
INSTALLMENT REFUND      is living or, if later, the date the annuity payments
LIFE ANNUITY            made under this option total an amount which refunds the
                        entire amount applied under this option. If the payee is not living when the final payment falls due, that payment will be limited to the amount which needs to be added to the payments already made to equal the entire amount applied under this option

OPTION F -              A fixed payout annuity payable monthly while either the
JOINT AND SURVIVORSHIP  payee or designated joint payee is living, or if later,
LIFE ANNUITY WITH       the end of 10 years. The designated joint payee must be
10-YEAR PERIOD CERTAIN  designated at the time this option is elected and must have an adjusted age of at least 40 years.

OPTION G -              Equal income installments for a specified period of
PAYMENTS FOR A          years are paid whether the payee lives or dies. The
SPECIFIED PERIOD        period certain specified must be in whole numbers of
                        years from 5 to 30.

OPTION H -              Equal income installments of a specified amount are paid
PAYMENTS OF A           until the principal sum remaining under this option from
SPECIFIED AMOUNT        the amount applied is less than the amount of the
                        installment. When that happens, the principal sum remaining will be paid as a final payment. The amount specified must provide for payments for a period of at least 5 years.

VARIABLE ANNUITY
PAYMENT OPTIONS

OPTION I -              This option provides variable monthly payments that will
VARIABLE LIFE ANNUITY   continue during the lifetime of the payee or for ten
WITH 10-YEAR            years, if longer. If the beneficiary of any death
PERIOD CERTAIN          benefits payable under this contract elects this payment
                        option, the term payee shall refer to such beneficiary and the period certain will equal 10 years, or the life expectancy of such beneficiary, if shorter.

OPTION J -              This option provides variable monthly payments while the
JOINT SURVIVORSHIP      payee and the designated joint payee are living.
VARIABLE                Payments will continue during the life of the survivor
LIFE ANNUITY WITH       or until the end of 10 years if later. The designated
10-YEAR PERIOD CERTAIN  joint payee must be designated at the time this option is elected and must have an adjusted age of at least 40 years.

OPTION K -              This option provides variable monthly payments through
VARIABLE ANNUITY        the release of a fixed number of Annuity Units over a
FOR SPECIFIED PERIOD    specified period of time. Payment continues for the
                        specified period of time whether the payee lives or dies. The specified period must Be in whole numbers of years from 5 to 30.

V610                                   20

OPTION L -              This option provides variable payout monthly income
VARIABLE LIFE           payable over the Annuitant's annually recalculated life
EXPECTANCY ANNUITY      expectancy or the annually recalculated life expectancy
                        of the Annuitant and joint annuitant. A Contract Owner may at any time request unscheduled withdrawals representing part or all of the remaining Contract
                        Value. Upon the death of the Annuitant (and joint annuitant, if there is a joint annuitant), the remaining
                        Contract Value will be paid in a lump sum to the Annuitant's beneficiary.

OPTION M -              This option provides variable monthly payments as long
UNIT REFUND             as the payee lives. In the event of the death of the
VARIABLE LIFE ANNUITY   payee, the income will stop and the payee's beneficiary
                        will receive in a lump sum the value of the remaining
                        Annuity Units. This value is equal to the sum of the number of remaining Annuity Units for each Subaccount multiplied by the current Annuity Unit Value for that Subaccount. The number of remaining Annuity Units for each Subaccount will be calculated as follows:

                        (1) the net amount in the Subaccount applied under this
                            option on the first Payment Calculation Date divided by the corresponding Annuity Unit Value on that date minus

                        (2) the sum of the Annuity Units released from the
                            Subaccount to make the payments under this option.

OPTION N -              This option provides a variable monthly income for the
VARIABLE NON-           lifetime of the payee. No income is payable after the
REFUND LIFE ANNUITY     death of the payee.

OTHER OPTIONS           We may offer other payment options or alternative
                        versions of the options listed above.

V610                                   21

                    PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                        The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown and for older ages than shown it will be the same amount as for the last age shown.

                        The term "age" as used in the tables refers to the adjusted age. The adjusted age is defined as follows:

                        a. For Surrender Values, the age of the payee on the
                           payee's birthday nearest to the Policy Anniversary nearest the date of surrender.

                        b. For death proceeds, the age of the payee on the
                           payee's birthday nearest the effective date of the Payment Option elected.

                        The following tables B-G show the minimum monthly income for each $1,000 applied. The following tables I, J, K, M, and N show the minimum initial monthly payment for each $1,000 applied.

OPTIONS A & E -- LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN; INSTALLMENT REFUND
                 LIFE ANNUITY

------------ --------------------------- -------------------------- -------------------------

                  INSTALLMENT REFUND          10 YEARS CERTAIN           20 YEARS CERTAIN
             --------------------------- -------------------------- -------------------------
AGE OF PAYEE     MALE         FEMALE        MALE         FEMALE        MALE        FEMALE
------------ ------------- ------------- ------------ ------------- ------------ ------------
    40          $3.80         $3.64         $3.86         $3.60        $3.74        $3.54
------------ ------------- ------------- ------------ ------------- ------------ ------------
    45           4.05          3.85          4.14           .82         3.99         3.74
------------ ------------- ------------- ------------ ------------- ------------ ------------
    50           4.36          4.12          4.50          4.10         4.28         3.99
------------ ------------- ------------- ------------ ------------- ------------ ------------
    55           4.76          4.47          4.95          4.47         4.61         4.31
------------ ------------- ------------- ------------ ------------- ------------ ------------
    60           5.28          4.93          5.54          4.96         4.97         4.67
------------ ------------- ------------- ------------ ------------- ------------ ------------
    65           5.97          5.54          6.30          5.63         5.29         5.06
------------ ------------- ------------- ------------ ------------- ------------ ------------
    70           6.91          6.39          7.24          6.50         5.43         5.31
------------ ------------- ------------- ------------ ------------- ------------ ------------
    75           8.21          7.57          8.26          7.56         5.44         5.40
------------ ------------- ------------- ------------ ------------- ------------ ------------
    80          10.04          9.26         10.12          8.60         5.46         5.46
------------ ------------- ------------- ------------ ------------- ------------ ------------
    85          12.61         11.68         12.60          9.31         5.46         5.46
------------ ------------- ------------- ------------ ------------- ------------ ------------


   OPTION B -- NON-REFUND LIFE ANNUITY

--------------- ------------ ------------
      AGE OF         MALE       FEMALE
      PAYEE
--------------- ------------ ------------
      40           $ 3.95       $ 3.75
--------------- ------------ ------------
      45             4.24         3.98
--------------- ------------ ------------
      50             4.62         4.28
--------------- ------------ ------------
      55             5.12         4.68
--------------- ------------ ------------
      60             5.79         5.24
--------------- ------------ ------------
      65             6.75         6.04
--------------- ------------ ------------
      70             8.15         7.22
--------------- ------------ ------------
      75            10.26         9.03
--------------- ------------ ------------
      80            13.54        11.88
--------------- ------------ ------------
      85            18.72        16.54
--------------- ------------ ------------

V610                                   22


OPTION D -- JOINT AND SURVIVORSHIP LIFE ANNUITY

-------------------------------------------------------------------------------------------------
FEMALE                                          MALE
 AGE
-------------------------------------------------------------------------------------------------
               40        45         50          55         60         65         70        75
-------------------------------------------------------------------------------------------------
      40      $3.49     $3.55      $3.59       $3.62      $3.64      $3.65      $3.66    $3.67
---------------------------------------------------------------------------------------------------
      45       3.58      3.67       3.74        3.80       3.83       3.86      3.88      3.89
---------------------------------------------------------------------------------------------------
      50       3.65      3.79       3.90        4.00       4.07       4.12      4.16      4.18
--------------------------------------------------------------------------------------------------
      55       3.72      3.89       4.06        4.22       4.35       4.44      4.51      4.56
--------------------------------------------------------------------------------------------------
      60       3.77      3.97       4.20        4.43       4.65       4.83      4.96      5.05
--------------------------------------------------------------------------------------------------
      65       3.80      4.04       4.31        4.62       4.94       5.25      5.51      5.71
--------------------------------------------------------------------------------------------------
      70       3.83      4.08       4.34        4.77       5.20       5.67      6.13      6.52
--------------------------------------------------------------------------------------------------
      75       3.85      4.12       4.46        4.88       5.40       6.04      6.75      7.46
--------------------------------------------------------------------------------------------------


OPTION F -- JOINT AND SURVIVORSHIP LIFE ANNUITY WITH 10-YEAR PERIOD CERTAIN

  -------------------------------------------------------------------------------------------------
    FEMALE
      AGE                                            MALE

  -------------------------------------------------------------------------------------------------
                  40          45         50         55        60         65        70         75
  -------------------------------------------------------------------------------------------------
       40       $3.49       $3.55      $3.59      $3.62     $3.64      $3.65     $3.66     $3.67
  ------------------------------------------------------------------------------------------------
       45        3.58        3.67       3.74       3.80      3.83       3.86      3.88      3.89
  ------------------------------------------------------------------------------------------------
       50        3.65        3.78       3.90       4.00      4.07       4.12      4.15      4.17
  ------------------------------------------------------------------------------------------------
       55        3.72        3.89       4.06       4.22      4.34       4.44      4.50      4.54
  ------------------------------------------------------------------------------------------------
       60        3.77        3.97       4.19       4.43      4.64       4.82      4.95      5.03
  ------------------------------------------------------------------------------------------------
       65        3.80        4.03       4.31       4.61      4.93       5.23      5.45      5.65
  ------------------------------------------------------------------------------------------------
       70        3.83        4.08       4.39       4.75      5.18       5.63      6.07      6.41
  ------------------------------------------------------------------------------------------------
       75        3.85        4.11       4.45       4.86      5.36       5.96      6.62      7.21
  ------------------------------------------------------------------------------------------------



 OPTION G -- PAYMENTS FOR A SPECIFIED PERIOD

-------------------- ----------------- ------------------


    NUMBER OF              ANNUAL            MONTHLY
      YEARS             INSTALLMENT        INSTALLMENT
-------------------- ----------------- ------------------
         5               $211.99             $17.91
-------------------- ----------------- ------------------
         6                179.22             15.14
-------------------- ----------------- ------------------
         7                155.83             13.16
-------------------- ----------------- ------------------
         8                138.31             11.68
-------------------- ----------------- ------------------
         9                124.69             10.53
-------------------- ----------------- ------------------
        10                113.82              9.61
-------------------- ----------------- ------------------
        11                104.93              8.86
-------------------- ----------------- ------------------
        12                 97.54              8.24
-------------------- ----------------- ------------------
        13                 91.29              7.71
-------------------- ----------------- ------------------
        14                 85.95              7.26
-------------------- ----------------- ------------------
        15                 81.33              6.87
-------------------- ----------------- ------------------
        16                 77.29              6.53
-------------------- ----------------- ------------------
        17                 73.74              6.23
-------------------- ----------------- ------------------
        18                 70.59              5.96
-------------------- ----------------- ------------------
        19                 67.78              5.73
-------------------- ----------------- ------------------
        20                 65.26              5.51
-------------------- ----------------- ------------------
        25                 55.76              4.71
-------------------- ----------------- ------------------
        30                 49.53              4.18
-------------------- ----------------- ------------------


V610                                   23


OPTION I -- VARIABLE LIFE ANNUITY WITH 10-YEAR PERIOD CERTAIN

--------------- ------------ ------------
    AGE OF
     PAYEE         MALE         FEMALE
--------------- ------------ ------------
      40          $4.15        $4.02
--------------- ------------ ------------
      45           4.29         4.12
--------------- ------------ ------------
      50           4.40         4.27
--------------- ------------ ------------
      55           4.73         4.46
--------------- ------------ ------------
      60           5.06         4.71
--------------- ------------ ------------
      65           5.51         5.05
--------------- ------------ ------------
      70           6.08         5.52
--------------- ------------ ------------
      75           6.79         6.17
--------------- ------------ ------------
      80           7.65         6.99
--------------- ------------ ------------
      85           8.57         7.98
--------------- ------------ ------------


 OPTION J -- JOINT SURVIVORSHIP VARIABLE LIFE ANNUITY WITH  10-YEAR
   PERIOD CERTAIN

  -----------------------------------------------------------------------------------------------
      FEMALE                                         MALE
       AGE
  -----------------------------------------------------------------------------------------------
                  40        45         50        55         60         65         70       75
  -----------------------------------------------------------------------------------------------
        40      $3.92     $3.94      $3.96     $3.98      $3.99      $4.00      $4.00     $4.01
  -----------------------------------------------------------------------------------------------
        45       3.96      4.00       4.03      4.06       4.08       4.09       4.10      4.11
  -----------------------------------------------------------------------------------------------
        50       4.00      4.05       4.10      4.15       4.18       4.21       4.23      4.24
  -----------------------------------------------------------------------------------------------
        55       4.03      4.10       4.18      4.24       4.30       4.35       4.39      4.41
  -----------------------------------------------------------------------------------------------
        60       4.06      4.15       4.25      4.34       4.43       4.52       4.58      4.63
  -----------------------------------------------------------------------------------------------
        65       4.09      4.19       4.31      4.44       4.57       4.70       4.81      4.90
  -----------------------------------------------------------------------------------------------
        70       4.11      4.22       4.36      4.53       4.70       4.89       5.07      5.22
  -----------------------------------------------------------------------------------------------
        75       4.12      4.75       4.41      4.60       4.82       5.07       5.34      5.59
  -----------------------------------------------------------------------------------------------



     OPTION K -- VARIABLE ANNUITY FOR SPECIFIED PERIOD

-------------------- ----------------- ------------------
      NUMBER OF           ANNUAL            MONTHLY
       YEARS           INSTALLMENT        INSTALLMENT
-------------------- ----------------- ------------------
         5               $217.98            $18.53
-------------------- ----------------- ------------------
         6                185.53             15.77
-------------------- ----------------- ------------------
         7                162.39             13.81
-------------------- ----------------- ------------------
         8                145.08             12.34
-------------------- ----------------- ------------------
         9                131.65             11.19
-------------------- ----------------- ------------------
        10                120.94             10.28
-------------------- ----------------- ------------------
        11                112.20              9.54
-------------------- ----------------- ------------------
        12                104.94              8.92
-------------------- ----------------- ------------------
        13                 98.83              8.40
-------------------- ----------------- ------------------
        14                 93.61              7.96
-------------------- ----------------- ------------------
        15                 89.10              7.58
-------------------- ----------------- ------------------
        16                 85.18              7.24
-------------------- ----------------- ------------------
        17                 81.74              6.95
-------------------- ----------------- ------------------
        18                 78.70              6.69
-------------------- ----------------- ------------------
        19                 75.99              6.46
-------------------- ----------------- ------------------
        20                 73.57              6.25
-------------------- ----------------- ------------------
        25                 64.53              5.49
-------------------- ----------------- ------------------
        30                 58.75              5.00
-------------------- ----------------- ------------------

V610                                   24


OPTION M -- UNIT REFUND VARIABLE LIFE ANNUITY

--------------- ------------ ------------
     AGE OF
     PAYEE         MALE        FEMALE
--------------- ------------ ------------
      40          $4.12        $4.01
--------------- ------------ ------------
      45           4.25         4.11
--------------- ------------ ------------
      50           4.42         4.24
--------------- ------------ ------------
      55           4.64         4.41
--------------- ------------ ------------
      60           4.92         4.64
--------------- ------------ ------------
      65           5.28         4.94
--------------- ------------ ------------
      70           5.74         5.33
--------------- ------------ ------------
      75           6.32         5.86
--------------- ------------ ------------
      80           7.07         6.55
--------------- ------------ ------------
      85           8.01         7.43
--------------- ------------ ------------



OPTION N -- VARIABLE NON-REFUND LIFE ANNUITY

--------------- ------------ ------------
    AGE OF
    PAYEE          MALE        FEMALE
--------------- ------------ ------------
      40          $4.15        $4.02
--------------- ------------ ------------
      45           4.30         4.13
--------------- ------------ ------------
      50           4.50         4.27
--------------- ------------ ------------
      55           4.76         4.47
--------------- ------------ ------------
      60           5.11         4.73
--------------- ------------ ------------
      65           5.60         5.09
--------------- ------------ ------------
      70           6.29         5.60
--------------- ------------ ------------
      75           7.20         6.34
--------------- ------------ ------------
      80           8.49         7.41
--------------- ------------ ------------
      85          10.30         8.98
--------------- ------------ ------------

V610                                   25

             MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                          ELIGIBLE FOR ANNUAL DIVIDEND

V610